EXHIBIT 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

of

BLYTH, INC.

Pursuant to the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “G.C.L.”) the undersigned, Robert B. Goergen, the Chairman and Chief Executive Officer of Blyth, Inc., a corporation organized and existing in the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST:  The name of the Corporation is Blyth, Inc.  The Corporation was originally incorporated under the name “Candle Corporation of America.”  The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on September 9, 1977. A Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on May 13, 1994 (the “Restated Certificate”).  A Certificate of Amendment of the Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on June 14, 2000.  A Certificate of Amendment of the Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on January 30, 2009.

SECOND:  This Amended and Restated Certificate of Incorporation restates, integrates and amends the Restated Certificate, as heretofore amended and supplemented, and has been duly adopted by the Board of Directors and the stockholders of the Corporation in accordance with the provisions of Sections 242 and 245 of the G.C.L.

THIRD:  The capital of the Corporation will not be reduced under or by reason of the amendments to the Certificate of Incorporation effected hereby.

FOURTH:  The text of the Certificate of Incorporation, as heretofore amended and supplemented, is hereby further amended and restated to read as herein set forth in full:

ARTICLE I

Name

The name of the Corporation is Blyth, Inc. (hereinafter referred to as the “Corporation”).

ARTICLE II

Address; Registered Agent

The address of the Corporation’s registered office in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.  The name of its registered agent at that address is The Corporation Trust Company.

ARTICLE III

Purpose

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the G.C.L.

ARTICLE IV

Capitalization

Section 1. The aggregate number of shares of all classes of capital stock which the Corporation is authorized to issue (sometimes hereinafter collectively referred to as the “Capital Stock”) is 60,000,000 shares, of which: (i) 10,000,000 shares shall be preferred stock, $0.01 par value per share (hereinafter referred to as the “Preferred Stock”); and (ii) 50,000,000 shares shall be common stock, $0.02 par value per share (hereinafter referred to as the “Common Stock”).

Section 2. Pursuant to Section 151 of the G.C.L., a statement of the designations, powers, preferences and rights, and the qualifications and restrictions thereof, in respect of each class of Capital Stock is as follows:

A PREFERRED STOCK

The Board of Directors is hereby expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, with such voting powers, full or limited, or no voting powers, and with such designations, preferences and relative, participating, optional or other rights, and qualifications or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by a majority of the Board of Directors then in office and the certificate of designations filed under the G.C.L. setting forth such resolution or resolutions, including (without limiting the generality thereof) the following as to each such series:

(i)	the designation of such series;

(ii)
the dividends, if any, payable with respect to such series, the rates or basis for determining such dividends, any conditions and dates upon which such dividends shall be payable, the preferences, if any, of such dividends over, or the relation of such dividends to, the dividends payable on the Common Stock or any other series of Preferred Stock, whether such dividends shall be noncumulative or cumulative, and, if cumulative, the date or dates from which such dividends shall be cumulative;

(iii)
whether shares of such series shall be redeemable at the option of the Board of Directors or the holder, or both, upon the happening of a specified event and, if redeemable, whether for cash, property or rights, including securities of the Corporation, the time, prices or rates and any adjustment and other terms and conditions of such redemption;

(iv)	the terms and amount of any sinking, retirement or purchase fund provided for the purchase or redemption of shares of such series;

(v)
whether or not shares of such series shall be convertible into or exchangeable for shares of Common Stock or any other series of Preferred Stock, at the option of the Corporation or of the holder, or both, or upon the happening of a specified event and, if provision be made for such conversion or exchange, the terms, prices, rates, adjustments and any other terms and conditions thereof;

(vi)
the extent, if any, to which the holders of shares of such series shall be entitled to vote with respect to the election of Directors or otherwise, including, without limitation, the extent, if any, to which such holders shall be entitled, voting as a series or as a part of a class, to elect one or more Directors upon the happening of a specified event or otherwise;

(vii)	the restrictions, if any, on the issue or reissue of shares of such series or any other series;

(viii)	the extent, if any, to which the holders of shares of such series shall be entitled to preemptive rights; and

(ix)	the rights of the holders of shares of such series upon the liquidation of the Corporation or any distribution of its assets.

B COMMON STOCK

1. Designation and Amount.  The authorized number of shares of Common Stock shall be 50,000,000.

2. Dividends and Distributions.  No payment of dividends or distributions shall be made to the holders of shares of Common Stock unless and until the holders of shares of Preferred Stock receive any preferential amounts to which they are entitled under this ARTICLE IV or in the resolution or resolutions providing for the issue of shares of Preferred Stock.  Subject to the limitation set forth in the preceding sentence of this Paragraph 2 and except as otherwise provided by this Amended and Restated Certificate of Incorporation or in the resolution or resolutions providing for the issue of shares of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and distributions as may be declared upon such shares of Common Stock from time to time by a resolution or resolutions adopted by the Board of Directors.

3. Voting Rights.  All holders of Common Stock shall be entitled to notice of any stockholders’ meeting.  Subject to the provisions of any applicable law and except as otherwise provided in this Amended and Restated Certificate of Incorporation or by the resolution or resolutions providing for the issue of shares of Preferred Stock, all voting rights shall be vested solely in the Common Stock.  The holders of shares of Common Stock shall be entitled to vote upon the election of Directors and upon any other matter submitted to the stockholders for a vote.  Each share of Common Stock issued and outstanding shall be entitled to one noncumulative vote.  A fraction of a share of Common Stock shall not be entitled to any voting rights whatsoever.

4. Liquidation, Dissolution or Winding Up.  Except as otherwise provided in this Amended and Restated Certificate of Incorporation and subject to the rights of holders, if any, of Preferred Stock to receive preferential liquidation distributions to which they are entitled under this ARTICLE IV or under the resolution or resolutions providing for the issue of shares of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and liabilities of the Corporation, all assets of the Corporation shall be shared pro rata  among the holders of the Common Stock.

5. No Preemptive Rights.  No holder of shares of Common Stock shall as such holder have any preemptive right to purchase or subscribe to shares of Common Stock or shares or other securities convertible into or exchangeable for or carrying rights or options to purchase or subscribe to shares of Common Stock.

Section 3. Except as otherwise provided in this Amended and Restated Certificate of Incorporation or by applicable law, the Capital Stock, regardless of class, may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine by a resolution or resolutions adopted by a majority of the Board of Directors then in office.

ARTICLE V

Board of Directors; Stockholders’ Meetings

Section 1. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 2. The Board of Directors shall consist of not less than three persons, the exact number to be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of Directors then in office.

Section 3. Notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all of the members of the Board of Directors or such committee, as the case may be, then in office consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or such committee.  Members of the Board of Directors or any committee thereof designated by the Board of Directors, may participate in a meeting of the Board of Directors, or of such committee, as the case may be, by means of conference telephone or similar communications equipment by which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

Section 4. The directors, other than those who may be elected by the holders of any Preferred Stock, shall, commencing with the annual meeting of stockholders scheduled to be held in calendar year 2011 (the “2011 Annual Meeting”), be elected at each annual meeting of stockholders for a term expiring at the next annual meeting of stockholders following their election and shall remain in office until their successors shall have been elected and qualified or until their earlier death, resignation, retirement, disqualification or removal. The term of office of each director serving on the Board of Directors immediately prior to the election of directors at the 2011 Annual Meeting (other than any directors elected by holders of Preferred Stock) shall expire at the 2011 Annual Meeting, notwithstanding that any such director may have been elected for a term that extended beyond the date of the 2011 Annual Meeting, but such director may remain in office beyond the expiration of such term expiring at the 2011 Annual Meeting until a successor is elected and qualified or until such director’s earlier death, resignation, retirement, disqualification or removal.  Any Director elected to fill a vacancy resulting from an increase in the number of directors or from the death, resignation, retirement, disqualification or removal of a Director or other cause shall hold office for a term expiring at the next annual meeting of stockholders following his or her appointment to the Board of Directors or until such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5. Subject to the rights of the holders of Preferred Stock, any vacancy in the Board of Directors caused by death, resignation, removal, retirement, disqualification or any other cause (including an increase in the number of Directors) may be filled solely by resolution adopted by a majority of the Board of Directors then in office, whether or not such majority constitutes less than a quorum, or by a sole remaining Director; provided however, that any vacancy created by a removal of a Director pursuant to Section 6 of this ARTICLE V may be filled by action of the stockholders taken at the same meeting at which the vacancy was created; such action to be upon the affirmative vote of the holders of not less than a majority of the voting power of the outstanding Capital Stock entitled to vote in the election of Directors, voting as a single class.

Section 6. Subject to the rights of holders of Preferred Stock to elect Directors or to remove Directors so elected, a duly elected Director of the Corporation may be removed from such position with or without cause; any such removal may be effected only by the affirmative vote of the holders of at least a majority of the voting power of the outstanding Capital Stock entitled to vote in the election of Directors, voting as a single class.

Section 7. Except as otherwise provided by applicable law or by this Amended and Restated Certificate of Incorporation, a majority of the Board of Directors then in office at the time of a duly assembled meeting shall be necessary to constitute a quorum and be sufficient for the transaction of business, and the act of a majority of the Directors present at such meeting shall be the act of the Board of Directors.

Section 8. Except as otherwise provided by law, at any annual or special meeting of stockholders only such business shall be conducted as shall have been properly brought before the meeting.  Except as otherwise provided in this ARTICLE V, in order to be properly brought before the meeting, such business must have either been:  (A) specified in the written notice of the meeting (or any supplement thereto) given to the stockholders of record on the record date for such meeting by or at the direction of the Board of Directors; (B) brought before the meeting at the direction of the Chairman, the Chief Executive Officer, the President or the Board of Directors; or (C) specified in a written notice given by or on behalf of a stockholder of record on the record date for such meeting entitled to vote thereat or a duly authorized proxy for such stockholder, in accordance with all of the following requirements.  A notice referred to in clause (C) of the preceding sentence must be delivered personally to, or mailed to and received at, the principal executive office of the Corporation, addressed to the attention of the Secretary, not later than the earlier to occur of (x) the date which is 60 days prior to the meeting and (y) the date determined by the Corporation in compliance with the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the last date on which stockholder proposals may be submitted to the Corporation for inclusion in the Corporation’s proxy materials with respect to the meeting in question; provided, however, that in the event that less than 60 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual or special meeting was mailed or such public disclosure was made, whichever first occurs.  Such notice referred to in clause (C) of the first sentence of this Section 8 shall set forth:  (i) a full description of each such item of business proposed to be brought before the meeting and the reasons for conducting such business at such meeting; (ii) the name and address of the person proposing to bring such business before the meeting; (iii) the class and number of shares held of record, held beneficially and represented by proxy by such person as of the record date for the meeting (if such date has then been made publicly available) and as of the date of such notice; (iv) if any item of such business involves a nomination for Director, all information regarding each such nominee that would be required to be set forth in a definitive proxy statement filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Exchange Act, or any successor thereto, and the written consent of each such nominee to serve if elected; (v) any material interest of the stockholder in such item of business; and (vi) all other information that would be required to be filed with the Commission if, with respect to the business proposed to be brought before the meeting, the person proposing such business was a participant in a solicitation subject to Section 14 of the Exchange Act or any successor thereto.  No business shall be brought before any meeting of stockholders of the Corporation otherwise than as provided in this Section 8.  The Board of Directors may require a proposed nominee for Director to furnish such other information as may be required to be set forth in a stockholder’s notice of nomination which pertains to the nominee or which may be reasonably required to determine the eligibility of such proposed nominee to serve as a Director of the Corporation.  The Chairman of the meeting may, if the facts warrant, determine that a nomination or stockholder proposal was not made in accordance with the foregoing procedure, and if he or she should so determine, he or she shall so declare to the meeting and the defective nomination or proposal shall be disregarded.

Section 9. The annual meeting of stockholders of the Corporation for the election of Directors and the transaction of such other business as may be brought before the meeting in accordance with this Amended and Restated Certificate of Incorporation shall be held on the date and the time fixed from time to time by the Board of Directors by a resolution adopted by the Board of Directors.  Except as provided below in this ARTICLE V, special meetings of stockholders may be called only at the direction of the Chairman, the Chief Executive Officer, the President or the record holders of at least 35% of the voting power of the outstanding Capital Stock of the Corporation.  Annual and special meetings of stockholders shall not be called or held otherwise than as herein provided.

Section 10. Except as otherwise provided by law or by ARTICLE VII of this Amended and Restated Certificate of Incorporation, at any meeting of stockholders of the Corporation the presence in person or by proxy of the holders of a majority in voting power of the outstanding Capital Stock of the Corporation entitled to vote shall constitute a quorum for the transaction of business brought before the meeting in accordance with this Amended and Restated Certificate of Incorporation and, a quorum being present, the affirmative vote of the holders of a majority in voting power present in person or represented by proxy and entitled to vote shall be required to effect action by stockholders, provided, however, except as otherwise provided in Section 5 of ARTICLE V (relating to vacancies), each director shall be elected by the vote of the majority of the votes cast with respect to that director’s election at any meeting for the election of directors at which a quorum is present, provided that if the number of nominees exceeds the number of directors to be elected at such meeting (a “Contested Election”), the directors shall be elected by the vote of a plurality of the votes cast.  For purposes of this Section 10, a majority of votes cast shall mean that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election (with “abstentions” not counted as a vote cast either “for” or “against” that director’s election).

Section 11. At each meeting of the stockholders, one of the following shall act as chairman of the meeting and preside thereat, in the following order of precedence:

(a) the Chairman;

(b) the Chief Executive Officer;

(c) the President; or

(d) any director, officer or stockholder of the Corporation designated-by the Chairman, or if such officer has not done so, then by the Chief Executive Officer, or if such officer has not done so, then by the President, or if such officer has not done so, by a resolution adopted by the Board of Directors.

Section 12. Any holder of shares of Preferred Stock may exercise the special voting rights, if any, of such shares to elect Directors upon the occurrence of certain events specified in this Amended and Restated Certificate of Incorporation or in the resolution or resolutions adopted by a majority of the Board of Directors then in office providing for the issue of such shares of Preferred Stock, in any manner now or hereafter permitted by this Amended and Restated Certificate of Incorporation, such resolution or resolutions or applicable law.

Section 13. The exercise by the Board of Directors of the powers conferred in this ARTICLE V shall at all times be subject to any statutory or other limitations upon such powers provided by the laws of the State of Delaware.

Section 14. The Corporation may in its By-Laws confer powers upon its Board of Directors in addition to the foregoing, and in addition to the powers and authorities expressly conferred upon it by statute.

ARTICLE VI

Director Liability

A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability:  (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the G.C.L.; or (iv) for any transaction from which the Director derived an improper personal benefit.  If the G.C.L. is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the G.C.L., as so amended.  The provisions of this ARTICLE VI are not intended to, and shall not, limit, supersede or modify any other defense available to a Director under applicable law.  Any repeal or modification of this ARTICLE VI by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing immediately prior to the time of such repeal or modification.

ARTICLE VII

Amendments to the Amended and Restated Certificate of Incorporation
and the Amended and Restated By-Laws

Section 1. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.  Notwithstanding the preceding sentence, the affirmative vote of stockholders holding 66-2/3% of the outstanding shares of Capital Stock then entitled to vote on such issue shall be required in order to amend any provision of, or to adopt any provision which is inconsistent with, Sections 2, 4, 5, 6, 7, 8 or 9 of Article V, Article VI or this Article VII.

Section 2. Any provision of the Amended and Restated By-Laws of the Corporation may be amended in a manner which is not inconsistent with the G.C.L. or any provision of this Amended and Restated

Certificate of Incorporation by:  (i) the affirmative vote of stockholders holding not less than 66-2/3% of the outstanding shares of Capital Stock then entitled to vote on such issue; or (ii) the affirmative vote of not less than a majority of the Board of Directors then in office.

FIFTH:  In accordance with the provisions of Section 103(d) of the G.C.L., the Amended and Restated Certificate of Incorporation set forth above shall become effective upon its filing date.

IN WITNESS WHEREOF, the Chairman of the Corporation has executed this Amended and Restated Certificate of Incorporation, under its seal, this 10th day of June, 2010.

BLYTH, INC. By: Name: Robert B. Goergen Title: Chairman and Chief Executive Officer